UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2024

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 885-0035

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on February 1, 2024, Interactive Strength Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with CLMBR Holdings LLC ("CLMBR" and collectively with the Company, the “Borrower”), and Treadway Holdings LLC (the “Purchaser”) pursuant to which the Company sold, and the Purchaser purchased, a Senior Secured Convertible Promissory Note (the “Original Note”) in the aggregate principal amount of $6,000,000, which is convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).

As previously disclosed, on November 11, 2024, the Company, CLMBR and the Purchaser entered into an Amended and Restated Senior Secured Convertible Promissory Note (the “Amended and Restated Note”) that amended and restated the Original Note in its entirety. The Amended and Restated Note has a principal amount of $4,000,000.

From November 21st through December 13th, 2024, in addition to the principal amount converted that was previously disclosed on November 15th and November 21st, the Purchaser converted an additional $170,000 of the principal amount into a total of 35,491 shares of Common Stock (the “Note Conversion Shares”).

On December 13, 2024, the Company, CLMBR and the Purchaser entered into a Letter Agreement (the “Letter Agreement”) that amends the Note Purchase Agreement. Pursuant to the Letter Agreement, Section 3.2(a) of the Note Purchase Agreement was amended to allow the Borrower to extend the maturity date of the Amended and Restated Note (the “Maturity Date”) upon written notice to the Purchaser and payment of the Extension Fee (as defined below) to extend the Maturity Date for an additional thirty-day period (each an “Extension”). The Borrower shall be entitled to up to three Extensions.

Pursuant to the Letter Agreement, each “Extension Fee” shall be an amount in cash, calculated as of the Maturity Date prior to giving effect to such Extension, equal to five percent (5%) of the sum of (A) the outstanding principal balance of the Amended and Restated Note plus (B) the principal amount of converted Amended and Restated Note for which Purchaser is still holding the resulting conversion shares. For each Extension period, if the principal amount of the Amended and Restated Note converted by the Purchaser during such Extension period is less than the purchase price received by the Purchaser upon the sale of the resulting conversion shares (such difference, the “Conversion Profit”), then the Extension Fee for the following Extension shall be reduced by an amount equal to such Conversion Profit (but not less than zero).

As of December 13, 2024, the principal amount of the Amended and Restated Note was $3.0 million and the Purchaser was holding the conversion shares from the conversion of $170,000 in principal amount of the Amended and Restated Note.

In connection with the Letter Agreement, the Borrower exercised its option for the first Extension, paid the applicable Extension Fee of $160,000 and reimbursed the Purchaser’s accrued but unpaid legal fees of $17,000. As of December 13, 2024, the Maturity Date is January 14, 2025.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

From November 21st through December 13th, 2024 in the aggregate, the holders of shares of the Company’s Series A Convertible Preferred Stock (“Series A”) converted 137,656 shares of Series A into 39,218 shares of Common Stock (the “Series A Conversion Shares").

The issuance of the Second November Conversion Shares in exchange for a reduction in the Principal Amount and the conversion of Series A shares was made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such act on the basis that these offers constituted an exchange with existing holders of the Company’s securities, and no commission or other remuneration was paid to any party for soliciting such exchange.

As previously disclosed, the Company effected a reverse stock split of the Common Stock at a rate of 1-for-100 (the “Reverse Stock Split”), effective as of 9:00 a.m. Eastern Time on November 11, 2024.

As previously disclosed, the Reverse Stock Split decreased the number of shares of Common Stock issued and outstanding but such reduction was subject to adjustment for the rounding up of fractional shares.

On November 21st, due to the rounding up of fractional shares, a total of 217,396 shares of Common Stock were issued to certain shareholders who owed shares of Common Stock on November 11th, 2024.

Following the issuance of the Note Conversion Shares, the Series A Conversion Shares, the round-up shares, and unrelated issuances, as of December 17, 2024, the Company had 1,377,873 shares of Common Stock outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Letter Agreement, dated December 13, 2024 by and among Interactive Strength Inc. and CLMBR Holdings LLC and Treadway Holdings LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	December 19, 2024	By:	/s/ Michael J. Madigan
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)